Board of Directors
Lynx Acquisition, Inc.
c/o Sands Brothers Venture Capital LLC
601 Lexington Avenue
51st Floor
New York, NY 10022

May 14, 2010

Re: Resignation

To the Board of Directors:

Please be advised that effective as of May 14, 2010, I hereby resign as President, Secretary and a director of the Board of Directors of Lynx Acquisition, Inc. (the “Company”), effective immediately after the election of the new directors of the board of directors of the Company.

Very truly yours,

/s/ Scott Baily

Scott Baily